LICENSE AGREEMENT

            This Agreement made this tenth (10th) day of March, 1998, (the "Effective Date"), by and between Northwestern University, an Illinois corporation having a principal office at 633 Clark Street, Evanston, Illinois 60208 (hereinafter referred to as "Northwestern") and Immtech International Inc., a Delaware corporation having a principal office at 1890 Maple Avenue, Suite 110, Evanston, IL. 60201 (hereinafter referred to as "Licensee") (each a "Party" and collectively the "Parties").

                                   WITNESSETH

            WHEREAS, Northwestern is the owner of certain patent rights and know-how relating to Immunoassay Constructs to Quantitate
Glucosylated-Hemoglobin and other Glucosylated Serum Proteins (NU 8403) and has the right to grant licenses hereunder, subject only to a royalty-free, nonexclusive license heretofore granted to the United States Government;

            WHEREAS, Northwestern desires to have the patent rights and know-how developed and commercialized to benefit the public and is willing to grant a license hereunder;

            WHEREAS, Licensee has represented to Northwestern that Licensee will commit itself to a thorough, vigorous and diligent program to develop and subsequently manufacture, market and sell products utilizing the patent rights and know-how;

            WHEREAS, Licensee desires to obtain a license under the patent rights and know-how upon the terms and conditions hereafter set forth;

            NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto agree as follows:

                             ARTICLE 1 - DEFINITIONS

      1.1 "Affiliate" shall mean any corporation, firm, partnership or other entity which controls, is controlled by or is under common control with a Party. For the purposes of this definition, "control" shall mean any right or collection of rights that together allow direction on any vote with respect to any action by an entity or the direction of management and operations of that entity. Such right or collection of rights includes without limitation (a) the authority to act as sole member or shareholder or partner with a majority interest in an entity; (b) a majority interest in an entity; and (c) the authority to appoint, elect, or approve at least a majority of the governing board of that entity.

      1.2 "Field" shall mean the use of immunoassays for diagnostic purposes to quatitate hemoglobin type A1c..

      1.3 "Know-How" shall mean any and all technical information existing as of the Effective Date or generated during the term of this Agreement which is owned or controlled by Northwestern and directly relates to Licensed Products and shall include, without limitation, all biological, chemical, pharmaceutical, pharmacological, toxological, clinical, assay control and manufacturing data and any other information relating to the Licensed Products and useful for the development, Regulatory Approval, commercialization or safety and effectiveness of the Licensed Products.

      1.4 "Licensed Products" shall mean diagnostic assays for determining hemoglobin type A1c.

      1.5 "Net Sales" shall mean the gross amount invoiced by Licensee, its Affiliates or its sublicensees, to third parties for the sale of Licensed Products, less amounts actually invoiced or allowed with respect to trade credits, discounts, rebates and allowances actually granted on account of price


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

adjustments, rebate programs, billing errors or the rejection or return of goods, sales taxes, tariffs, and custom duties. If a Licensed Product is sold as part of a combination, Net Sales for the purposes of determining royalties on the Licensed Product(s) in the combination shall be calculated by multiplying Net Sales by the fraction A/A+B, where A is the invoice price of the Licensed Product(s) sold separately and B is the invoice price of the other active ingredients in the combination.

      1.6 "Patent Rights" shall mean the patents and patent applications listed on Exhibit A attached hereto and incorporated herein by reference, and any patents which issue from the patent applications listed on Exhibit A attached hereto and incorporated herein by reference, and all substitutions, additions, extensions, reissues, renewals, divisions, continuations and continuations-in-part thereof and any foreign counterparts thereto.

      1.7 "Regulatory Approval" shall mean the approval of either the Food Drug Administration of the United States or a foreign counterpart thereto required to commence commercial sale of a Licensed Product in such country in the Territory.

      1.8 "Territory" shall mean the entire world.

                               ARTICLE II - GRANT

      2.1 Northwestern hereby grants to Licensee and its Affiliates an exclusive license under Patent Rights and Know-How to make, have made, use, import, offer for sale and sell Licensed Products in the Territory in the Field.

      2.2 The grant under Paragraph 2.1 shall be subject to the obligations of Northwestern and of Licensee to the United States Government under any and all applicable laws, regulations, and executive orders including those set forth in 35 U.S.C. ss.200, et seq.

      2.3 Northwestern retains the right to utilize Patent Rights and Know-How for noncommercial research purposes.

      2.4 Northwestern hereby grants to Licensee the right to grant sublicenses consistent with this Agreement provided that Licensee shall be responsible for the performance of its sublicensees, including the payment of royalties.

                      ARTICLE III - CONFIDENTIAL INFORMATION

      3.1 Northwestern and Licensee each agree that all information contained in documents marked "Confidential" which are forwarded to one by the other shall be received in strict confidence, used only for the purposes of this Agreement, and not disclosed by the recipient (except as required by law or court agency or administrative order), its agents or employees to any third party without the prior written consent of an authorized officer of the disclosing Party, unless such information (a) was in the public domain at the time of disclosure, (b) later became part of the public domain through no act or omission of the recipient, its employees, agents, successors or assigns, (c) was lawfully disclosed to the recipient by a third party having the right to disclose it, (d) was already known by the recipient at the time of disclosure, (e) was independently developed, (f) is required by law or court or administrative agency order, or (g) is required to be submitted to a government agency to obtain and maintain the approvals and clearances of Licensed Products. Disclosure may also be made to Affiliates, distributors, customers, and agents, to nonclinical and clinical investigators, and to consultants, where necessary or desirable with appropriate safeguards to protect the confidential underlying disclosure. Northwestern and Licensee also agree that confidential information may be orally disclosed by one Party to the other Party. Such information shall be confirmed in writing and designated "Confidential" within thirty (30) days of disclosure for the provisions of this Article III to apply.


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

      3.2 Each Party's obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other Party's confidential information as it uses to protect its own confidential information. This obligation shall exist while this Agreement is in force and for a period of two
(2) years thereafter except in the event of termination by Northwestern for breach on the part of Licensee, in which event Licensee's obligation to maintain the information confidential will exist for a period often (10) years after the termination for breach.

      3.3 This Agreement may be distributed solely (a) to those employees, agents and independent contractors of Northwestern and Licensee who have a need to know its contents, (b) to those persons whose knowledge of its contents will facilitate performance of the obligations of the parties under this Agreement,
(c) to those persons, if any, whose knowledge of its contents is essential in order to permit Licensee or Northwestern to maintain or secure the benefits under policies of insurance, or (d) as may be required by law or regulation or by court or administrative agency order.

                           ARTICLE IV - DUE DILIGENCE

      4.1 Licensee shall, upon execution of this Agreement, submit to Northwestern a preliminary development and business plan that sets forth an outline of Licensee's intended efforts to develop and commercialize Licensed Products. Such plan shall include a summary of personnel, expenditures and estimated timing for the development of Licensed Products and estimates of the market potential for Licensed Products.

      4.2 Licensee agrees to devote that level of resources to the commercialization of a Licensed Product as other companies in the industry customarily devote to products of similar commercial potential.

                               ARTICLE V - PAYMENT

      In consideration of the license granted by Northwestern to Licensee under this Agreement, Licensee shall pay to Northwestern the following:

      5.1 A non-creditable, non-refundable license issue fee of Twenty Thousand Dollars ($20,000), of which the first ten thousand dollars ($10,000) shall be paid within thirty (30) days of execution of this Agreement, and ten thousand dollars ($10,000) shall be paid within three (3) months from the Effective Date, but no later than August 1, 1998.

      5.2 Beginning the first full calendar year after the Regulatory Approval of a Licensed Product in a major market country, or the year 2003, whichever comes first, Licensee shall pay to Northwestern minimum royalty payments of $10,000 per year. Any such minimum royalty payments shall be fully creditable against any payments required under Paragraph 5.4.

      5.4 A running royalty of (a) six percent (6%) of Net Sales of Licensed Products for the first Ten Million Dollars ($10,000,000) in sales anywhere in the world, and (b) four percent (4%) of Net Sales of Licensed Products on sales exceeding Ten Million Dollars anywhere in the world.

      5.5 For all sublicenses granted by Licensee, a royalty at the rate of thirty five percent (35%) of all royalties earned by Licensee under such sublicenses.

      5.5 In addition to the running royalties under Paragraph 5.4, ten percent (10%) of any payments, including, but not limited to, sublicense issue fees or milestones received from sublicensees as consideration for Patent Rights, Know-How or Licensed Products.

      5.6 In the event of a permitted assignment of this Agreement, five percent (5%) of any payments received from such assignee as consideration for Patent Rights, Know-How or Licensed Products, as defined herein.


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

                    ARTICLE VI - PAYMENT, REPORTS AND RECORDS

      6.1 Payment Dates and Reports

            Within sixty (60) days after the end of each calendar quarter of each year during the term of this Agreement (including the last day of any calendar quarter following the expiration of this Agreement), Licensee shall pay to Northwestern, all royalties accruing during such calendar quarter. Such payments shall be accompanied by a statement showing the Net Sales of each Licensed Product by Licensee and its sublicensees in each country, the applicable royalty rate and the calculation of the amount of royalty due.

      6.2 Accounting

            a.    Payments in U.S. Dollars

                  All dollar sums referred to in this Agreement are expressed in U.S. dollars and the Net Sales used for calculating the royalties and other sums payable to Northwestern by Licensee pursuant to Paragraph 6.1 shall be computed in U.S. dollars. All payments of such sums and royalties shall be made in U.S. dollars. For purposes of determining the amount of royalties due, the amount of Net Sales in any foreign currency shall be computed by converting such amount into U.S. dollars at the prevailing commercial rate of exchange for purchasing U.S. dollars with such foreign currency in question as quoted by Citibank in New York on the last business day of the calendar quarter for which the relevant royalty payment is to be made by Licensee.

            b.    Blocked Royalties

                  Notwithstanding the foregoing, if by reason of any restrictive exchange laws or regulations Licensee or any Affiliate or sublicensee hereunder shall be unable to convert to U.S. dollars an amount equivalent to the royalty payable by Licensee hereunder in respect of Licensed Product sold for funds other than U.S. dollars, Licensee shall notify Northwestern promptly with an explanation of the circumstances. In such event, all royalties due hereunder in respect of the transaction so restricted (or the balance thereof due hereunder and not paid in funds other than U.S. dollars as hereinafter provided) shall be deferred and paid in U.S. dollars as soon as reasonably possible after, and to the extent that such restrictive exchange laws or regulations are lifted so as to permit such conversion to United States dollars, of which lifting Licensee shall promptly notify Northwestern. At its option, Northwestern shall meanwhile have the right to request the payment (to it or to a nominee), and upon such request Licensee shall pay, or cause to be paid, all such amounts (or such portions thereof as are specified by Northwestern) in funds, other than U.S. dollars, designated by Northwestern and legally available to Licensee under such then existing restrictive exchange laws or regulations.

      6.3 Records

            Licensee shall keep, and shall cause its Affiliates and sublicensees to keep, for three (3) years from the date of payment of royalties, complete and accurate records of sales of each Licensed Product by Licensee; its Affiliates and its sublicensees in sufficient detail to enable the accruing royalties to be determined accurately. Northwestern shall have the right during this period of three (3) years after receiving any report with respect to royalties due and payable to appoint, at its expense, an independent certified public accountant to inspect the relevant records of Licensee, its Affiliates and its sublicensees to verify such report. Northwestern shall submit the name of said accountant to Licensee for approval; said approval shall not be unreasonably withheld. Licensee shall make its records and those of its Affiliates and sublicensees available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Northwestern, to the extent necessary to verify the accuracy of the reports and


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

payments with not more than one (1) inspection per calendar year. Northwestern agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Northwestern to reveal such information in order to enforce its rights under this Agreement or as may be required by law. If royalties are understated by ten percent (10%) or more in LICENSEE's favor, the LICENSEE shall, within ten (10) days of receipt of the audit report, pay the balance due Northwestern plus all reasonable costs of the audit or inspection and interest at the prime rate as quoted by Citibank in New York from the date at which such balance would have otherwise been due and payable. If royalties are understated by less than ten percent (10%), Licensee shall include such understated amount with the next scheduled payment pursuant to Paragraph 6.1.

                            ARTICLE VII - PUBLICATION

      Northwestern will be free to publish the results of any research related to Patent Rights, Know-How or Licensed Products and use any information for purposes of research, teaching, and other educationally-related matters.

                        ARTICLE VIII - PATENT PROSECUTION

      8.1 Northwestern has granted Licensee the right to apply for, seek prompt issuance of, and maintain during the term of this Agreement the Patent Rights in the United States and in the foreign countries listed in Exhibit A hereto. The prosecution, filing and maintenance of all Patent Rights shall be the primary responsibility of Licensee; provided, however, Northwestern shall have reasonable opportunities to advise Licensee and shall cooperate with Licensee in such prosecution, filing and maintenance.

      8.2 Payment of all fees and costs relating to the filing, prosecution, and maintenance of Patent Rights shall be the responsibility of Licensee, whether such fees and costs were incurred before or after the Effective Date.

                            ARTICLE IX - INFRINGEMENT

      9.1 Licensee shall inform Northwestern promptly in writing of any alleged infringement of the Patent Rights by a third party and of any available evidence thereof.

      9.2 During the term of this Agreement, Northwestern shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the Patent Rights and, in furtherance of such right, Licensee hereby agrees that Northwestern may include Licensee as a party plaintiff in such suit, without expense to Licensee. The total cost of any such infringement action commenced or defended solely by Northwestern shall be borne by Northwestern and Northwestern shall keep any recovery or damages for past infringement derived therefrom.

      9.3 If within six (6) months after having been notified of any alleged infringement, Northwestern shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if Northwestern shall notify Licensee at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights, and Licensee may, for such purposes, use the name of Northwestern as party plaintiff; provided, however, that such right to bring such infringement action shall remain in effect only for so long as the license granted herein remains exclusive. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent


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

of Northwestern, which consent shall not unreasonably be withheld. Licensee shall indemnify Northwestern against any order for costs that may be made against Northwestern in such proceedings. Licensee shall keep any recovery or damages for past infringement derived therefrom; provided, however, that such recovery, less expenses, including reasonable attorneys' fees, shall be treated as Net Sales for the purpose of calculating running royalties under Paragraph 5.4

      9.4 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against Licensee, Northwestern, at its option, shall have the right, within thirty (30) days after it receives notice of the commencement of such action, to intervene and take over the sole defense of the action at its own expense.

      9.5 In any infringement suit that either Party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the Party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

      9.6 Licensee, during the term of this Agreement, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer for future use of the Patent Rights. Any upfront fees as part of such a sublicense shall be shared equally between Licensee and Northwestern; other royalties shall be treated pursuant to Paragraph 5.4.

                         ARTICLE X - PRODUCT LIABILITY

      10.1 Licensee shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Northwestern, its trustees, directors, officers, employees and Affiliates, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Product(s) or arising from any obligation of Licensee hereunder.

      10.2 Licensee and sublicensees involved in activities described in section
10.1 shall obtain and carry in full force and effect commercial, general liability insurance which shall protect Licensee and Northwestern with respect to events covered by paragraph 10.1 above. Such insurance shall be written by a reputable insurance company authorized to do business in the State of Illinois, shall list Northwestern as an additional named insured thereunder, shall be endorsed to include product liability coverage and shall require thirty (30) days written notice to be given to Northwestern prior to any cancellation or material change thereof. The limits of such insurance shall not be less than Five Million Dollars ($5,000,000) per occurrence with an aggregate of Fifteen Million Dollars ($15,000,000) for personal injury or death, and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage. Licensee shall provide Northwestern with Certificates of Insurance evidencing the same.

      10.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NORTHWESTERN, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY NORTHWESTERN THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT


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

INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL NORTHWESTERN, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER NORTHWESTERN SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

                        ARTICLE XI- TERM AND TERMINATION

      11.1 This Agreement shall become effective on the Effective Date. Unless sooner terminated as provided for below, this Agreement shall continue in effect, on a country-by-country basis, until (a) the expiration of the last to expire of any Patent Rights, or (b) ten (10) years from the date of the first commercial sale in countries where no Patent Rights exist.

      11.2 Licensee shall have the right to terminate this Agreement in whole or in part anytime after three (3) years from the Effective Date by giving Northwestern ninety (90) days written notice.

      11.3 Northwestern shall have the right to terminate or render this license non-exclusive at any time after three (3) years from the Effective Date if, in Northwestern's reasonable judgement, Licensee a) has not put the Licensed Product into commercial use in the Territory in the Field, directly or through a sublicensee, thereby not making the Licensed Product available to the public, or
b) is not demonstrably engaged in research, development, manufacturing, marketing, as appropriate, directed towards this end.

      11.4 The provisions of Article III (Confidentiality), Article VI (Payments, Reports and Records), Article X (Product Liability) and Article XIII (Dispute Resolution) shall survive termination or expiration of this Agreement in accordance with their terms.

      11.5 If (1) either Party breaches any material obligation imposed by this Agreement; (2) either Party makes any general assignment for the benefit of its creditors; (3) a petition is filed by or against either Party, or any proceeding is initiated against either Party as a debtor, under any bankruptcy or insolvency law, unless the laws then in effect void the effectiveness of this provision; or (4) a receiver, trustee, or any similar officer is appointed to take possession, custody, or control of all or any part of either Party's assets or property, then the other Party may, at its option, send a written notice that it intends to terminate the license granted by this Agreement.

      11.6 If the Party in breach does not cure the breach, negate the assignment, obtain a dismissal of the proceeding, or have the appointment vacated and regaining its assets within ninety (90) days from the notice date, then the other Party shall have the right to terminate the license granted immediately upon the date of mailing of a written notice of termination to the Party in breach.

      11.7 Upon termination of this Agreement for any cause, nothing herein shall be construed to release either Party of any obligation that has matured prior to the effective date of such termination. Licensee may, after the date of such termination, sell all Licensed Products that it may have on hand at the date of termination, provided that it pays the earned royalty thereon as provided in this Agreement.

      11.8 In the event of termination for breach by Licensee, Licensee agrees to no longer use any of the Patent Rights or Know-How under which it has been granted a license and will turn over and assign to Northwestern its Regulatory Approvals and data and material related to price and Regulatory Approvals at no charge with the right to sublicense.

      11.9 Upon termination of this Agreement, any and all existing sublicense agreements shall be immediately assigned to Northwestern and Northwestern agrees to keep them in force to the extent that Northwestern is capable of performing as a licensor in place of Licensee.


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

                            ARTICLE XII - ASSIGNMENT

      This Agreement shall not be assignable by either Party without the prior written consent of the other, except that any Party may assign this Agreement to any Affiliate, to a successor in interest (including the surviving company in any consolidation or merger), or to an assignee of substantially all the business and assets of such Party, or with respect to Licensee, to an assignee of all or substantially all of the business to which this Agreement relates.

                        ARTICLE XIII - DISPUTE RESOLUTION

      13.1 The Parties agree to effect all reasonable efforts to resolve any and all disputes between them in connection with this Agreement in an amicable manner.

      13.2 The Parties agree that any dispute that arises in connection with this Agreement and which cannot be amicably resolved by the parties shall be resolved by binding Alternative Dispute Resolution (ADR) in the manner set forth in Paragraph 13.3 through Paragraph 13.5.

      13.3 If a Party intends to begin ADR to resolve a dispute, such Party shall provide written notice to the other Party informing the other Party of such intention and the issues to be resolved. Within ten (10) business days after its receipt of such notice, the other Party may, by written notice to the Party initiating ADR, add additional issues to be resolved. If the Parties cannot agree upon the selection of a neutral within twenty (20) business days following receipt of the original ADR notice, a neutral shall be selected by the then President of the Center for Public Resources (CPR), 680 Fifth Avenue, New York, New York 10019. The neutral shall be a single individual having experience in the biotechnology industry who shall preside in resolution of any disputes between the Parties. The neutral selected shall not be an employee, director or shareholder of either Party or an Affiliate or sublicensee.

      13.4 Each Party shall have ten (10) business days from the date the neutral is selected to object in good faith to the selection of that person. If either Party makes such an objection, the then President of the CPR shall, as soon as possible thereafter, select another neutral under the same conditions as set forth above. This second selection shall be final.

      13.5 The ADR shall be conducted in the following manner:

            (a) No later than forty-five (45) business days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the Parties.

            (b) At least five (5) days prior to the hearing, each Party must submit to the neutral and serve on the other Party a proposed ruling on each issue to be resolved. Such proposed ruling shall contain no argument on or analysis of the facts or issues, and shall be limited to not more than fifty
(50) pages.

            (c) The neutral shall not require or permit any discovery by any means, including depositions, interrogatories or production of documents.

            (d) Each Party shall be entitled to no more than eight (8) hours of hearing to present testimony or documentary evidence. The testimony of both Parties shall be presented during consecutive calendar days. Such time limitation shall apply to any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the Party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the neutral to determine whether the parties have had the eight (8) hours to which each is entitled.

            (e) Each Party shall have the right to be represented by counsel. The neutral shall have the sole discretion with regard to the admissibility of any evidence.


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

            (f) The neutral shall rule on each disputed issue within thirty (30) days following the completion of the testimony of both Parties. Such ruling shall adopt in its entirety the proposed ruling of one of the parties on each disputed issue.

            (g) ADR shall take place in Chicago, Illinois. All costs incurred for a hearing room shall be shared equally between the Parties.

            (h) The neutral shall be paid a reasonable fee plus expenses, which fees and expenses shall be shared equally by the Parties.

            (i) The ruling shall be binding on the Parties and may be entered as an enforceable judgment by a state or federal court having jurisdiction of the Parties.

      13.6 This Section XIII shall survive any termination of this Agreement.

                       ARTICLE XIV - NOTICES AND PAYMENTS

      Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other Party:

       In the case of Northwestern:      Director
                                         Technology Transfer Program
                                         Northwestern University
                                         1801 Maple Avenue
                                         Evanston, Illinois 60201

       In the case of Licensee:          Mr. Stephen Thompson
                                         President & CEO
                                         Immtech International Inc.
                                         1890 Maple Avenue
                                         Evanston, Illinois 6~)201

                              ARTICLE XV - GENERAL

      15.1 Force Majeure. Neither party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental regulation, fire, flood, labor difficulties, interruption of supply of key raw materials, civil disorder, and acts of God, provided that the Party experiencing the delay promptly notifies the other Party of the delay.

      15.2 Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

      15.3 Applicable Law. This Agreement is made in accordance with and shall be governed and construed under the laws of the State of Illinois, excluding its choice of law rules.

      15.4 Entire Agreement. This Agreement and the exhibits attached hereto constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party.


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

      15.5 Headings. The headings for each article and section in this Agreement have been inserted for convenience or reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

      15.6 Independent Contractors. The Parties are not employees or legal representatives of the other party for any purpose. Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party.

      15.7 Advertising. Licensee shall not use the name of any inventor of Northwestern University, of any institution with which the inventor has been or is connected, nor the name of Northwestern in any advertising, promotional or sales literature, without prior written consent obtained from Northwestern in each case.

      15.8 Waiver. Any waiver (express or implied) by either Party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach.

      15.9 Counterparts. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

      15.10 Patent Marking. Licensee agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

      In Witness Whereof, the Parties have executed this Agreement effective on the date first set forth above.


LICENSEE                                    NORTHWESTERN


By: /s/ T. Stephen Thompson             By: /s/ Lydia Villa-Komaroff
    ---------------------------             -------------------------------
Name: T. Stephen Thompson               Name: LYDIA VILLA-KOMAROFF
     --------------------------              ------------------------------
Title: President & CEO                  Title: VICE PRESIDENT FOR RESEARCH
      -------------------------                AND GRADUATE STUDIES
                                               ----------------------------

                                    EXHIBIT A

     Immunoassay of Glycosylated Proteins Employing Antibody
     Directed to Reductively Glycosylated N-Terminal Amino Acids
     Lyman E. Davis, Byron Anderson
     U. S. Patent No. 5,484,735 - Issued: January 16, 1996